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                                                 For further information:

                                                 Timothy J. Klahs
                                                 Directors, Investor Realtions
                                                 SFX Broadcasting, Inc.
                                                 (212) 406-9126


FOR IMMEDIATE RELEASE

             SFX BROADCASTING ANNOUNCES AMENDMENTS TO ITS CONSENT
                                 SOLICITATIONS

New York, January 22, 1998 -- SFX Broadcasting, Inc. (NASDAQ: SFXBA) announced today the amendment of the solicitation of consent from the holders of its $450,000,000 10 3/4% Senior Subordinated Notes due 2006 and its $225,000,000
12 5/8% Series E Cumulative Exchangeable Preferred Stock due October 31, 2006.

The consent fees set forth in the consent solicitation statements previously mailed on January 7, 1998 have been amended from $10.00 per $1,000 in principal amount of Senior Subordinated Notes to $22.50 per $1,000 in principal amount of Notes and from $1.00 per share of Series E Preferred Stock to $2.25 per share of Series E Preferred Stock. Additionally, the consent solicitation expiration dates will now be extended until January 29, 1998. Pursuant to the consent solicitation statements, consents will become irrevocable upon receipt of the requisite consents.

In addition to the revised consent fees, certain limitations to the proposed amendments to the indenture relating to the Notes and the certificate of designations relating to the Series E Preferred Stock have been made. Based on conversations with holders of the securities, management anticipates that the requisite consents will be forthcoming based upon the revised consent fees and terms.

Lehman Brothers Inc. is acting as Solicitation Agent; Contact David Parsons at
(212) 528-7581 or (800) 438-3242 toll free.

D.F. King & Co. Inc. is acting as Information Agent: Contact John L. Bibas at
(212) 493-6925 or (800) 848-3416.